UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

TOWER TECH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-31313 (Commission File Number)	88-0409160 (IRS Employer Identification No.)

100 Maritime Drive, Suite 3C, Manitowoc, Wisconsin 54220

(Address of principal executive offices) (Zip Code)

(920) 684-5531

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 12, 2007, Tower Tech Holdings, Inc. (the “Company) signed the final production agreement for the manufacture of towers identified in the Company’s January 17, 2007 press release (attached as Exhibit 99.1 to the Company’s report on Form 8-K filed January 18, 2007), and began production under that agreement. The Company elected not to supply steel for the towers under this agreement as part of the Company’s risk management program. In conjunction with the agreement, the Company has agreed to provide a bank guarantee in the amount of $742,464.80 to secure the Company’s performance under the agreement until 30 days after all towers have been delivered. Also, the Company has agreed to hold $500,000 in an escrow account to secure the Company’s obligations to warranty the towers for a period of 5 years.

On that same day, the Company entered into a final production agreement with Clipper Turbine Works, Inc. for the manufacture no less than fifty Clipper-class towers at a minimum rate of two towers per week beginning in the third quarter of 2007. The agreement allows the Company to provide towers to Clipper on a turnkey basis (steel, flanges, internals and labor), and contains provisions that enable Clipper to place additional purchase orders with mutually acceptable terms and conditions. This initial production run for the Clipper order is valued at between $20 million and $30 million.

Any exhibits attached to this disclosure are being furnished to the SEC and shall not be deemed “filed” for any purpose.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWER TECH HOLDINGS INC.
February 16, 2007	By: /s/ Samuel W. Fairchild Samuel W. Fairchild Chief Executive Officer

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